EXHIBIT 16

April 23, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read paragraphs one, two, three and five of Item 4 included in the Current Report on Form 8-K dated April 17, 2002, of Avnet, Inc. to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

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Copy to:	Mr. Raymond Sadowski Senior Vice President and Chief Financial Officer Avnet, Inc.